Exhibit 10.1
SUPPORT AGREEMENT
This Support Agreement, dated September 30, 2022 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (together with Daniel S. Loeb, collectively, “Third Point”, and each individually, a “member” of Third Point) and The Walt Disney Company (the “Company”).
WHEREAS, Third Point and its Affiliates (as defined herein) beneficially own 6,350,000 shares of common stock of the Company, par value $0.01 (the “Common Stock”), on the date hereof; and
WHEREAS, the Company and Third Point have engaged constructively on certain matters relating to the Company’s business and have mutually determined to reflect their agreements on matters relating to the election of members of the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Board Representation and Board Matters.
(a)The Company and Third Point agree as follows:
(i)the Company, following a lengthy and comprehensive search for a new member of the Board, has determined to add Carolyn Everson (the “New Director”) to the Board prior to the November meeting of the Board which shall be held no later than November 30, 2022 (the “Board Meeting”), and Third Point supports her addition to the Board. In furtherance thereof, New Director will be appointed to serve as a director of the Company, effective no later than the date of the Board Meeting, and will be included in the Company’s slate of director nominees in the Company’s proxy statement for its 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”);
(ii)the Company will use commercially reasonable efforts to cause the election of the New Director to the Board at the 2023 Annual Meeting and, if applicable, the 2024 Annual Meeting (as defined below) (including recommending that the Company’s stockholders vote in favor of the election of the New Director (along with all other Company nominees) and otherwise supporting her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate); and
(iii)for so long as the New Director is on the Board, the Company shall notify Third Point in writing (a “Slate Notice”), no later than 30 days prior to the advance notice deadline for making director nominations under the Company’s bylaws at its 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), whether the New Director will be included on the Company’s slate of nominees for the 2024 Annual Meeting, provided that if for any reason (other than due to the New Director’s death, disability, resignation or refusal to be named on the Company’s slate of nominees or in the Company’s proxy statement for the 2024 Annual Meeting) the Company fails to include the New Director on the Company’s slate of nominees at the 2024 Annual Meeting, the Company shall (x) inform Third Point thereof in writing, (y) take such action (including extending the director nomination deadline) to ensure that Third Point has at least 45 days from the date that the Company makes such notification to submit director nominations for such annual meeting in accordance with the bylaws of the Company, and (z) not hold any such annual meeting for at least 75 days from the date that the Company makes such notification.
(b)Third Point acknowledges that, at all times while serving as a member of the Board, all directors are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines generally applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance standards, in each case that have been identified to the New Director, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

2.Standstill.
(a)From the date hereof until the earliest of (1) the conclusion of the Company’s 2024 Annual Meeting of Stockholders, (2) April 15, 2024, (3) the date that the New Director ceases to be a member of the Board (unless replaced with a director mutually acceptable to the Company and Third Point, and reflected in a written agreement to such effect), (4) the delivery of a Slate Notice that does not state that the New Director will be included on the Company’s slate of nominees for the 2024 Annual Meeting, (5) the Company’s failure to deliver the Slate Notice on or prior to the date that is 30 days prior to the advance notice deadline for making director nominations under the Company’s bylaws at the 2024 Annual Meeting, and (6) the Company’s failure to include the New Director on the Company’s slate of nominees for the 2024 Annual Meeting (such period, the “Standstill Period”), no member of Third Point shall, directly or indirectly, and each member of Third Point shall cause each Third Point Affiliate (as defined below) it controls not to, directly or indirectly:
(i)solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof) in or assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter or voting any such Voting Securities in accordance with the terms of this Agreement);
(ii)knowingly encourage, advise or influence any other person or knowingly assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);
(iii)form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Third Point and the Third Point Affiliates) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in clauses (i), (vii) or (ix) herein, but nothing herein shall preclude Third Point and its Affiliates from voting any Voting Securities in a manner permitted by this Agreement;
(iv)present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;
(v)other than in market transactions where the identity of the ultimate purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Third Point to any Third Party unless such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 2.0% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 2.0% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;
(vi)grant any proxy, consent or other authority to vote any Voting Securities of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise expressly permitted by this Agreement) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting, special meeting of stockholders or action by written consent

(excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like) and except as otherwise expressly set forth in Section 2(b);
(vii)make any request for stocklist materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
(viii)make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or that disparages, defames or slanders, the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer or director (in each case in such person’s capacity as such), (A) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any stockholder, analyst, journalist or member of the media (including in a television, radio, internet, newspaper or magazine interview) (and the Company agrees that this Section 2(a)(viii) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and the Third Point Affiliates and their respective officers, directors and controlling persons); provided that nothing herein shall limit or preclude Third Point from exercising any rights under this Agreement or conveying its opinion and views to any members of the Board or management of the Company privately and in a manner that does not require public disclosure by the Company or Third Point; and provided, further, that Third Point can communicate to its investors in its quarterly investor letters regarding its views on the Company’s business, operations or financial performance, in an objective and non-disparaging fashion;
(ix)institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in their capacities as such (including derivative actions), other than (A) litigation by Third Point to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates or any of their respective current of former directors or officers against Third Point, and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of Third Point from responding to or complying with a validly issued legal process (and the Company agrees that this Section 2(a)(ix) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and the Third Point Affiliates and their respective officers, directors and controlling persons);
(x)without the prior written approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company (an “Extraordinary Transaction”) or actively encourage, initiate or support any other Third Party in any such activity (it being understood that the foregoing shall not restrict any person or entity from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);
(xi)purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities if in any such case, immediately after the taking of such action, Third Point would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed 2.0% of the then outstanding shares of Common Stock;
(xii)enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 2; or
(xiii)request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by Third Point (or any Third Point Affiliates) or the Company.
Notwithstanding the foregoing, the restrictions in this Section 2(a) shall terminate automatically upon any material breach of this Agreement by the Company upon five (5) business days’ written notice by Third Point to the Company if such breach has not been cured within such notice period, provided that Third Point is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict Third Point from making any public or private statement or announcement with respect to (i) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company or (ii) the commencement of any tender or exchange offer (by any person or group) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the outstanding Common Stock, with respect to which the Company has filed with the SEC a Schedule 14D-9 (or amendment thereto) (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) that does not recommend that its stockholders reject such tender or exchange offer.
As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.
As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise). For purposes of this Section 2, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.
As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
(b)Until the end of the Standstill Period, Third Point together with all controlled Affiliates of the members of Third Point (such controlled Affiliates, collectively and individually, the “Third Point Affiliates”) shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting, (ii) against any other director nominees and (iii) in accordance with the recommendation of the Board on any precatory or non-binding proposals and any non-transaction-related proposals that come before any Stockholders Meeting.
3.Public Announcements. Promptly following the execution of this Agreement, the Company and Third Point shall announce this Agreement by means of a jointly issued press release in the form attached hereto as Exhibit A (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor Third Point or any Third Point Affiliate shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is in any way inconsistent with the statements made in the Press Release, except as required by law or the rules of any stock exchange, in connection with the enforcement of this Agreement, or with the prior written consent of the other party. Third Point acknowledges and agrees that the Company intends to (i) file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC and (ii) file a Current Report on Form 8-K announcing appointment of the New Director once appointed and may issue a press release (and file or furnish such press release as an exhibit to such 8-K) in connection with such appointment, and Third Point shall have reasonable advance review and consultation rights upon any such Form 8-K filing (or amendment thereto) or press release made by the Company with respect to this Agreement.
4.Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.
5.Representations and Warranties of Third Point. Each member of Third Point severally represents and warrants that, as of the date of this Agreement: (a) Third Point, together with all of the Third Point Affiliates, collectively Beneficially Own, an aggregate of 6,350,000 shares of Common Stock; (b) except for such ownership, no member of Third Point, individually or in the aggregate with all other members of Third Point and the Third Point Affiliates, has any other Beneficial Ownership of any Voting Securities; and (c) Third Point, collectively with the Third Point Affiliates, have a Net Long Position of 6,350,000 shares of Common Stock. The term “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
6.Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
7.No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
8.Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
9.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth in Schedule B hereto during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in Schedule B hereto.
10.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11.Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
12.Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.
13.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.
14.Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including communications between Third Point, on the one hand, and the Board and the Company’s management, on the other hand, Third Point’s Hart-Scott-Rodino filing and each party’s preparation of this Agreement.
15.Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.
16.Liability Several and Not Joint; Exercise of Third Point Rights. Notwithstanding anything contained herein to the contrary, the obligations of the members of Third Point hereunder are several and not joint or collective. In addition, any references in this Agreement that provide any rights or remedies to Third Point shall, solely for purposes of exercising such rights or remedies, be deemed references to Third Point LLC.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

THE WALT DISNEY COMPANY

By:	/s/ Horacio Gutierrez
	Name:	Horacio Gutierrez
	Title	Senior Executive Vice President and General Counsel

SIGNATURE PAGE TO SUPPORT AGREEMENT

THIRD POINT LLC

By:	/s/ Joshua Targoff
	Name:	Joshua Targoff
	Title	Authorized Person

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A
Third Point LLC as investment manager for certain funds and accounts